Exhibit 15.1

Grant Thornton Audit
and Accounting
Limited (Dubai Branch)

The Offices 5
Level 3
Office 303
One Central, DWTC
P.O. Box 1620
Dubai, UAE

T +971 4 388 9925
F +971 4 388 9915

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2025, with respect to the consolidated financial statements incorporated by reference in the Annual Report of Swvl Holdings Corp and its subsidiaries on Form 20-F for the year ended December 31, 2024 We consent to the incorporation by reference of the aforementioned report in this Registration Statements of Swvl Holdings Corp and its subsidiaries on Form F-3 (No. 333-279918) and on Form S-8 (No. 333-265464).

Grant Thornton Audit & Accounting Limited (Dubai Branch)

Dubai, United Arab Emirates

April 1, 2025

© 2021 Grant Thornton UAE - All rights reserved. Grant Thornton UAE represents all legal licenses under which Grant Thornton Audit and Accounting Limited, A British Virgin Islands registered company, operate in the UAE. These licenses include the Abu Dhabi based branch – Grant Thornton Audit and Accounting Limited – registered with the Abu Dhabi Global Market and the Dubai based branch – Grant Thornton Audit and Accounting Limited (BVI) – registered with the Dubai Financial Services Authority.

"Grant Thornton" refers to the brand under which the Grant Thornton member firms provide assurance, tax and advisory services to their clients and/or refers to one or more member firms, as the context requires. GTIL and the member firms are not a worldwide partnership. GTIL and each member firm is a separate legal entity. Services are delivered by the member firms. GTIL does not provide services to clients. GTIL and its member firms are not agents of, and do not obligate, one another and are not liable for one another's acts or omissions.

grantthornton.ae